Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Financial Highlights” and to the use of our report dated December 28, 2011 for Nuveen AMT-Free Municipal Income Fund (formerly known as Nuveen Insured Tax-Free Advantage Municipal Fund), Nuveen Premier Municipal Opportunity Fund, Inc. (formerly known as Nuveen Premier Insured Municipal Income Fund, Inc.), and Nuveen Premium Income Municipal Opportunity Fund (formerly known as Nuveen Insured Premium Income Municipal Fund 2) in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen AMT-Free Municipal Income Fund filed with the Securities and Exchange Commission in this initial filing of the Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

September 20, 2012